CHS Inc.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

	Three Months Ended
	November 30,				Years Ended August 31,
(in thousands)	2005		2004		2005		2004		2003		2002		2001

EARNINGS:

Income before income taxes	$174,845		$23,023		$297,260		$256,703		$145,104		$147,873		$155,246

ADD:
Minority interests	32,161		8,189		47,736		33,830		21,950		15,390		35,098
Fixed charges, as shown below	17,588		16,068		81,048		70,370		66,305		57,813		77,267
Redemptions received from equity method investees	3,533		22,520		74,231		65,158		35,939		37,689		30,104
Redemptions received from cooperatives and other investments	1,175		983		4,152		9,481		8,467		6,310		1,672

SUBTRACT:
Equity in income of investees	(9,177)		(16,683)		(95,742)		(79,022)		(47,299)		(58,133)		(28,494)
Noncash patronage refunds	(251)		(221)		(3,060)		(4,986)		(1,795)		(2,327)		(3,896)
Interest capitalized	(1,648)		(863)		(6,836)		(2,817)		(3,905)		(2,105)		(1,244)

EARNINGS AS ADJUSTED	$218,226		$53,016		$398,789		$348,717		$224,766		$202,510		$265,753

FIXED CHARGES:
Interest	$13,524		$12,456		$64,875		$54,441		$52,580		$44,560		$62,680
Amortization of debt costs expensed or capitalized	941		1,086		4,569		3,971		3,162		3,030		2,747
Appropriate portion (1/3) of rent expense	3,123		2,526		11,604		11,958		10,563		10,223		11,840

TOTAL FIXED CHARGES	17,588		16,068		81,048		70,370		66,305		57,813		77,267

PREFERRED DIVIDEND FACTOR:	2,842		2,426		10,815		9,339		5,539		276		—

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	$20,430		$18,494		$91,863		$79,709		$71,844		$58,089		$77,267

RATIO	10.7	x	2.9	x	4.3	x	4.4	x	3.1	x	3.5	x	3.4	x